EXHIBIT-2.1
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
S&C BANCO, INC.
AND
ANCHOR BANCORP WISCONSIN, INC.
July 11, 2007

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Section 12.7	Governing Law	43

Section 12.8	Binding Effect and Parties in Interest	43

Section 12.9	Captions	43

Section 12.10	Relief Due to Breach	43

Section 12.11	Severability	43

Section 12.12	Publicity	44

Section 12.13	Counterparts	44

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2007 (the “Agreement”), between S&C Banco, Inc., a Wisconsin corporation (the “Company”), and Anchor BanCorp Wisconsin, Inc., a Wisconsin corporation (the “Acquiror”).
     WHEREAS, the Boards of Directors of the Acquiror and the Company have each determined that it is fair to and in the best interests of their respective shareholders for a wholly-owned subsidiary of the Acquiror (“Anchor Acquisition Subsidiary”) formed for the purpose of facilitating the transactions contemplated herein to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the “WBCL”); and
     WHEREAS, the respective Boards of Directors of the Acquiror and the Company have each approved the Merger as contemplated, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, immediately following the Merger, the Acquiror intends to cause the consummation of mergers of the Company with and into Acquiror, and of the Company’s bank subsidiary (“Company-Bank”) either with and into Acquiror’s savings bank subsidiary (in either case the “Acquiror-Bank”) or, at Acquiror’s discretion, into a separately chartered interim savings bank created by Acquiror for the purpose of such Merger (the “Bank Merger”); and
     WHEREAS, the Acquiror and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I THE MERGER
     Section 1.1 The Mergers.
     (a) The Acquiror shall, prior to the Effective Time (as defined in Section 1.2) provide for the creation of the Anchor Acquisition Subsidiary pursuant to the WBCL for the purpose of effectuating the transactions contemplated herein. At the Effective Time (as defined in Section 1.2), upon and subject to the terms and conditions of this Agreement and in accordance with the WBCL, the Anchor Acquisition Subsidiary shall be merged with and into the Company, with the Company being the survivor of such merger (the “Surviving Corporation”).
     (b) Immediately following the Merger, in accordance with the WBCL, the Acquiror intends to cause the Company to be merged with and into the Acquiror (the “Post-Acquisition Merger”). As a result of the Post-Acquisition Merger, the separate corporate existence of the Company shall cease and the Acquiror shall continue as the surviving corporation of the Post-Acquisition Merger.

     Section 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII and IX, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Wisconsin Department of Financial Institutions (the “DFI”) in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the “Effective Time”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Anchor Acquisition Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Anchor Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4 Articles of Incorporation; By-Laws. At the Effective Time and pursuant to the Merger, the Articles of Incorporation of the Anchor Acquisition Subsidiary and the By-Laws of the Anchor Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.
     Section 1.5 Board of Directors of the Surviving Corporation.
     (a) From and after the Effective Time, the Board of Directors of the Surviving Corporation shall be the directors of the Anchor Acquisition Subsidiary immediately prior to the Effective Time. In addition, as of the Effective Time the Surviving Corporation and its Board of Directors shall take such action as may be necessary to cause Kathleen Doar (the “Company Director”) to be appointed as a director of the Surviving Corporation (and, upon subsequent merger of the Surviving Corporation into the Acquiror, the Acquiror shall take such action as may be necessary to cause Ms. Doar to be appointed a director of Acquiror), if she chooses to accept such appointment. Such action shall include, if necessary, expansion of the size of the Board of Directors of the Surviving Corporation (or Acquiror) to the extent necessary to create a vacancy for the Company Director to be appointed. At the initial annual meeting of shareholders following appointment of the Company Director, the Surviving Corporation (or Acquiror) will, if the Company Director decides to seek election, nominate the Company Director as an uncontested candidate for election for a full three-year term as a director of the Surviving Corporation (or Acquiror, as the case may be).
     (b) At the Effective Time, the officers of the Anchor Acquisition Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.
     Section 1.6 Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, the Anchor Acquisition Subsidiary, the Company or any holder of Company stock:
     (a) Each share of the 235,071 shares of common stock, $0 par value, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time

(all such shares of Company Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the “Shares”) shall cease to be outstanding and shall be converted into and become the right to receive payment in the amount of $450.9276. All such Shares shall no longer be outstanding and shall immediately be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent only the right to receive payment in the amount set forth above for each Share represented by such Certificate.
     (b) Each share of Company Common Stock held by the Company as treasury stock shall be canceled and extinguished without conversion to a right to receive payment.
     (c) Each share of common stock of the Anchor Acquisition Subsidiary issued and outstanding immediately prior to the Merger shall be cancelled and extinguished and shall be converted into and become the right to receive one share of common stock of the Surviving Corporation.
     (d) The amount payable to each Company shareholder shall be determined by multiplying the payment amount by the total number of Shares represented by the certificates tendered by such Shareholder and with the result thereof being rounded-up to the nearest whole cent.
     Section 1.7 Intentionally Omitted.
     Section 1.8 Exchange of Certificates.
     (a) Exchange Agent. As of the Effective Time, the Acquiror shall deposit, or shall cause to be deposited with an exchange agent chosen by the Acquiror (the “Exchange Agent”), for the benefit of the holders of Shares for exchange in accordance with this Article I, through the Exchange Agent, cash in the amount of $106,000,000 together with such further amount as may be appropriate to reflect any possible upward rounding of payments (such deposit to be referred to herein as the “Exchange Fund”) payable pursuant to Section 1.6 in exchange for outstanding Shares.
     (b) Exchange Procedures. No later than five (5) days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which were converted into the right to receive payment pursuant to Section 1.6 (a “Certificate” or “Certificates”), (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the cash payment calculated pursuant to Section 1.6 in exchange therefor and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such

Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Acquiror may reasonably direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will make payment in an amount based on the number of Shares represented by such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash payment amount appropriate to the number of Shares represented by such Certificate.
     (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for two (2) years after the Effective Time shall be delivered to the Acquiror, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to the Acquiror for any payment, which shall be made in each case without interest thereon, and subject to Section 1.8(d).
     (d) No Liability. Neither the Acquiror nor the Company shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.
     (e) Withholding Rights. The Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Acquiror is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding were made by the Acquiror.
     Section 1.9 Dissenting Shares.
     (a) “Dissenting Shares” means any shares held by any holder who becomes entitled to payment of the fair value of such shares under Chapter 180 of the Wisconsin Statutes. Any holder of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Chapter 180 of the Wisconsin Statutes; provided, however, that if, in accordance with Chapter 180 of the Wisconsin Statutes, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive cash in the amount computed pursuant to Section 1.6. If such holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment after the Effective Time, Shares of such holder shall be converted on a share by share basis into the right to receive cash in accordance with the applicable provisions of this Agreement.
     (b) The Company shall give Acquiror prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by the Company pursuant to Chapter 180 of the Wisconsin Statutes. The Acquiror shall be responsible for, and shall be given the opportunity to direct all negotiations and proceedings with respect to, any such demands under Chapter 180 of the Wisconsin Statutes. The Company shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Acquiror, settle or offer to settle any such demands.
     Section 1.10 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Acquiror for any reason shall be converted into a right to receive cash in accordance with this Article I.
     Section 1.11 The Bank Merger.
     (a) Following the Effective Time, the Company-Bank shall be merged and consolidated with and into the Acquiror-Bank under the Charter and By-Laws of Acquiror-Bank, pursuant to the provisions of, and with the effect provided in, applicable Law, and Acquiror-Bank shall be the surviving bank and the separate existence of Company-Bank shall thereupon cease (the term “Surviving Bank” shall refer to Acquiror-Bank following the Bank Merger). Subject to the terms and conditions specified herein, and upon satisfaction of all requirements of law, the Bank Merger shall become effective on such date as shall be designated by the Acquiror following the Effective Time and subsequent to the receipt of approvals from all applicable governmental authorities authorizing the consolidation (the “Bank Merger Effective Date”).
     (b) Surviving Bank.
(i)	The Surviving Bank shall assume the banking business of Company-Bank in the current locations of Company-Bank as branch offices of the Surviving Bank.

(ii)	The principal office of the Surviving Bank shall be the principal office of Acquiror-Bank.

(iii)	At and as of the Bank Merger Effective Date, the Charter and By-Laws of Acquiror-Bank, as in effect immediately prior to the Bank Merger Effective Date, shall be the Charter and By-Laws of the Surviving Bank until thereafter amended as provided by law.

(iv)	On the Bank Merger Effective Date, the Surviving Bank shall have capital surplus equal to that of Company-Bank and Acquiror-Bank combined immediately prior to the Bank Merger and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the capital structure of Company-Bank and Acquiror-Bank as of the date hereof, adjusted, however, for normal earnings and expenses between the date hereof and the Bank Merger Effective Date and adjusted as of the Bank Merger Effective Date in accordance with generally accepted accounting principles to reflect the Bank Merger.

(v)	As of the Bank Merger Effective Date, the Company Director and the Board of Directors of Acquiror-Bank in effect immediately prior to the Bank Merger shall serve as the Board of Directors of the Surviving Bank until such time as their successors have been elected and have qualified.
     (c) Corporate Existence; Assets and Liabilities of Surviving Bank. Upon the Bank Merger Effective Date:
(i)	All rights, franchises and interests of Company-Bank in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations, nominations, and all other rights and interest as trustee, executor, administrator, registrar of stocks and bonds, guardians of estates, assignee, and receiver of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Company-Bank immediately prior to the Bank Merger.

(ii)	The Surviving Bank shall be liable for all of the liabilities of Company-Bank and all deposits, debts, liabilities, obligations and contracts of Company-Bank, matured or unmatured, whether insured, obsolete, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Company-Bank shall be those of the Surviving Bank and shall not be relieved or canceled by the Bank Merger and all rights of creditors and obligees, and all liens on property of Company-Bank shall be preserved and unimpaired. All assets of Company-Bank, as they exist at and as of the Bank Merger Effective Date, shall pass to and vest in the Surviving Bank, without any conveyance or other transfer; and the Surviving Bank shall be responsible for all liabilities of Company-Bank of every kind and description existing as of the Bank Merger Effective Date.

(iii)	At any time after the Bank Merger Effective Date, the officers of the Surviving Bank may, in the name of Company-Bank, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Bank may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Bank title to and possession of all of Company-Bank’s property, rights, privileges, immunities, powers, purposes and otherwise to carry out the purposes hereof.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedule delivered by the Company to the Acquiror prior to execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Acquiror that:
     Section 2.1 Organization and Qualification; Subsidiaries.
     (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each subsidiary of the Company (“Company Subsidiary” or, collectively, “Company Subsidiaries”) is a state-chartered bank or a corporation duly organized and validly existing under the laws of the state of its organization or incorporation. Each of the Company and the Company Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from Federal Reserve Board (“FRB”) the Federal Deposit Insurance Corporation (the “FDIC”) and the Wisconsin Department of Financial Institutions (“DFI”), and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so existing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, be an Adverse Change in the Company (as defined in Section 9.7).
     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, be an Adverse Change in the Company.
     (c) A true and complete list of all of the Company Subsidiaries, together with (i) the Company’s percentage ownership of each Company Subsidiary, and (ii) laws under which such Company Subsidiary is incorporated, is set forth on Section 2.1(c) of the Disclosure Schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”). Except as set forth on Section 2.1(c) of the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the subsidiaries set forth on Section 2.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     Section 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to the Acquiror a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company (“Company Articles” or “Company By-Laws”) and each Company Subsidiary. Such Articles of Incorporation and By-Laws of the Company and each Company Subsidiary are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.
     Section 2.3 Capitalization. The authorized capital stock of the Company consists of 250,000 shares of Company Common Stock. As of the date of this Agreement, (a) 235,071 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive right of any Company shareholder, (b) no shares of Company Common Stock are held in the treasury of the Company, and (c) no shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to any Company equity incentive plan. There are no options, warrants or other rights, agreements, arrangements or commitments of any character pursuant to which the Company or any Company Subsidiary is a party, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business and except as required under currently existing stock option agreements. Each of the outstanding shares of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL or Chapter 221 of the Wisconsin Statutes, and was not issued in violation of any preemptive rights of any Company Subsidiary shareholder, and all such shares owned by the Company or another Company Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Company’s voting rights, charges or other encumbrances of any nature whatsoever. The Company will not prior to the Effective Time declare any stock dividend or distribution upon or subdivide, split up, reclassify or combine Shares, or declare a dividend (other than as permitted pursuant to Section 4.2 hereof) or make a distribution on Shares in the form of any security convertible into Shares.
     Section 2.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company’s shareholders in accordance with the WBCL and the Company Articles and Company By-Laws). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company’s shareholders in accordance with the

WBCL and the Company Articles and Company By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Company and, assuming due authorization, execution and delivery by the Acquiror, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, state banks and bank holding companies regulated by the Bank Holding Company Act, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     Section 2.5 No Conflict; Required Filings and Consents.
     (a) Except as set forth on Schedule 2.5, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) assuming that the consents and approvals referred to in this Agreement are duly obtained, conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) assuming that the consents and approvals referred to in this Agreement are duly obtained, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require the giving of notice to, or the consent of, any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be an Adverse Change in the Company.
     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), the BHC Act and the filing of appropriate merger or other documents as required by the DFI, the Minnesota Department of Commerce, and the Office of Thrift Supervision, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or the Bank Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not be an Adverse Change in the Company.
     Section 2.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, be an Adverse Change in the Company.
     Section 2.7 Compliance with Environmental Laws. Except as set forth on Schedule 2.7, to the Company’s knowledge, as of the date of this Agreement:
     (a) The operations of Company and Company Subsidiaries comply and have complied in all material respects with all federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Laws”); none of the Company or any of its Subsidiaries’ operations are the subject of, nor is the Company or any Company Subsidiary a party to, any judicial or administrative proceeding, pending or threatened, alleging the violation of any Environmental Laws; neither the Company nor any Company Subsidiary are the subject of a federal, state or local investigation, pending or threatened, evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance; neither Company nor any Company Subsidiary has arranged for the treatment or disposal of any Hazardous Substance (other than cleaning solvents and other materials used in the ordinary course of business); and neither Company nor any of its subsidiaries have reported a spill, emission or release of a Hazardous Substance.
     (b) All Company Real Property (as defined in Section 2.7(d) below) is in compliance in all material respects with all Environmental Laws; neither Company nor the Company Subsidiaries have any notice or knowledge regarding the Company Real Property or its past use(s) which indicates noncompliance, or potential noncompliance, with any Environmental Law; the Company Real Property is not subject to any judicial or administrative proceedings alleging the violation of any Environmental Law; the Company Real Property is not contaminated by any Hazardous Substance; the Company Real Property is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release, emission or discharge of any Hazardous Substance into the environment; neither the Company nor any Company Subsidiary has transported any Hazardous Substance (other than cleaning solvents and other materials used in the ordinary course of business) to the Company Real Property or from the Company Real Property to any waste treatment, storage or disposal facility; neither Company nor any Company Subsidiary has arranged for the treatment or disposal of any Hazardous Substance (other than cleaning solvents and other materials used in the ordinary course of business); the Company Real Property and buildings occupied by the Company and Company subsidiaries contain no urea-formaldehyde insulation, asbestos or asbestos by-products, lead or regulated levels of PCBs; the Company Real Property contains no fill material; and the Company Real Property does not face any risk of contamination by a Hazardous Substance from any nearby property.

     (c) For purposes of this Agreement, the term “Hazardous Substance” shall mean any product, substance, chemical, contaminant, pollutant, effluent, emission, waste or other material which, or the presence, nature, quantity and/or concentration or toxicity or existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect of which, either by itself or in combination with other materials located on or associated with any of the Company Real Property, is defined or listed in, regulated or monitored by, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Company Real Property as “solid waste,” “hazardous substances,” “hazardous materials,” “hazardous wastes,” “infectious wastes” or “toxic substances.” Hazardous Substances shall include, but not be limited to, (i)(A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any “regulated substance” as defined in the Solid Waste Disposal Act, (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, and (D) any hazardous substance as defined in Section 292.01(5) Wis. Stats., in each case as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, and (vi) radon.
     (d) For purposes of this Agreement, the term “Company Real Property” means all real property (whether owned or leased) at which the operations of the Company or any Company Subsidiary are currently conducted.
     (e) Company Real Property does not include real property which is otherwise held as “other real estate owned” (“OREO”) as a result of default by the borrower and subsequent foreclosure by the Company or any Company Subsidiary. All OREO is in compliance in all material respects with all Environmental Laws; neither Company nor the Company Subsidiaries have any notice or knowledge regarding the OREO or its past use(s) which indicates noncompliance, or potential noncompliance, with any Environmental Law; the OREO is not subject to any judicial or administrative proceedings alleging the violation of any Environmental Law; the OREO is not contaminated by any Hazardous Substance; the OREO is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release, emission or discharge of any Hazardous Substance into the environment; neither the Company nor any Company Subsidiary has transported any Hazardous Substance (other than cleaning solvents and other materials used in the ordinary course of business) to the OREO or from the OREO to any waste treatment, storage or disposal facility; neither Company nor any Company Subsidiary has arranged for the treatment or disposal of any Hazardous Substance (other than cleaning solvents and other materials used in the ordinary course of business) from the OREO.
     Section 2.8 Contracts and Agreements. Section 2.8 of the Company Disclosure Schedule lists and briefly describes each Contract (the “Company Existing Contracts”) to which the Company or any Company Subsidiary is a party or by which its assets are bound and which constitutes:
     (a) a lease of, or agreement to purchase or sell, any capital assets;

     (b) any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment, the rendition of services, or for severance or deferred compensation payments and which: (i) are in writing, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation or severance pay;
     (c) any agreement, notes, lines of credit, borrowing agreements or other pledges or obligations evidencing any obligations or indebtedness of the Company or any Company Subsidiary, and which exceeds $100,000 and is other than a deposit or reverse repurchase obligation or other indebtedness incurred by Company Bank in the ordinary course of business;
     (d) a power of attorney (whether revocable or irrevocable) given to any individual or entity by the Company or any Company Subsidiary that is in force;
     (e) an agreement by the Company or any Company Subsidiary not to compete in any business or in any geographical area;
     (f) an agreement restricting the right of the Company or any Company Subsidiary to use or disclose any information in its possession, other than with respect to Acquiror;
     (g) a partnership, joint venture or similar arrangement;
     (h) a license;
     (i) an agreement or arrangement with any Affiliate (as Affiliate is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the SEC under the Securities Act of 1933, as amended);
     (j) an agreement for data processing services;
     (k) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the DFI, SEC, OTS, the FDIC or any other regulatory authority.
     (l) any other agreement or set of related agreements or series of agreements which is not in the ordinary course of business of the Company or any Company Subsidiary and involves an amount in excess of $100,000.
     Section 2.9 Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of the FRB, the FDIC, DFI or any other applicable federal or state regulatory agency having jurisdiction over the Company or any Company Subsidiary or its business (“Regulatory Agency”), that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.
     Section 2.10 Loan Loss Reserves. The reserves for possible loan losses shown on the March 31, 2007 Consolidated Reports of Condition and Income (call report) as filed with a Regulatory Agency for Company’s Subsidiaries are to Company’s knowledge adequate based on Company’s and Company Bank’s loan loss reserve methodology in effect on March 31, 2007.
     Section 2.11 Banking Reports; Financial Statements.
     (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with the FRB, DFI, the FDIC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Company Reports”). The Company Reports, including all Company Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed or will not at the time they are filed, after giving effect to any amendment thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading except that information as of a later date will be deemed to modify information as of an earlier date.
     (b) Except as set forth on Schedule 2.11(b), the Company has furnished to Acquiror true, correct and complete copies of: (i) the audited Consolidated Statements of Financial Condition of the Company as of the fiscal years ended December 31, 2006, 2005 and 2004, and the related Consolidated Statements of Earnings, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows for each of said fiscal years, including the respective notes thereto; and (ii) the unaudited Consolidated Statements of Financial Condition as of March 31, 2007 and the related unaudited Consolidated Statements of Earnings, and Consolidated Statements of Shareholders’ Equity for the periods then ended (“Company Financial Statements”), such March 31, 2007 Company Financial Statements being provided in the form of Company Call Reports. Such Company Financial Statements fairly present the financial position of the Company and the Subsidiaries as of and for the periods ended on their respective dates and the operating results of the Company and the Subsidiaries for the indicated periods in conformity with GAAP applied on a consistent basis except that any unaudited interim Company Financial Statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year end adjustments. Since December 31, 2006 through the date of execution of this Agreement, there have not been, to the Company’s knowledge, any adverse material changes in its or the Subsidiaries’ consolidated financial condition, assets, liabilities or business, other than changes in the ordinary course of business and as set forth in the Company Financial Statements.
     (c) The Company will furnish Acquiror with copies of its audited and unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Earnings, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows for each quarterly and yearly period subsequent to December 31, 2006, and each financial report it or any of its Subsidiaries files with the Federal Reserve Board, the FDIC, the DFI, or other bank regulatory authority, subsequent to the date of execution of this Agreement until the Effective Time (the “Subsequent Company Financial Statements”).
     (d) Except as set forth on Schedule 2.11(b), all of the aforesaid Company Financial Statements have been and, with respect to the Subsequent Company Financial Statements, will be, prepared in accordance with GAAP, utilizing accounting practices consistent with prior years except as otherwise disclosed except that any unaudited interim Company Financial Statements do not contain the footnotes required by GAAP and are subject to normal and recurring year end adjustments. Except as set forth on Schedule 2.11(b), all of the aforesaid Company Financial Statements present fairly, and all of the Subsequent Company Financial Statements will present fairly, the financial position of the Company and the Subsidiaries taken as a whole and the results of its and their operations and changes in its and their financial position as of and for the periods ending on their respective dates. Except with respect to this Agreement and the transactions contemplated herein and as set forth on Schedule 2.11(b), there are, and with respect to the Subsequent Financial Statements will be, no agreements, contracts or other instruments to which the Company or the Subsidiaries are a party or by which it or they or (to the knowledge of the Company) any of the officers, directors, employees or shareholders of the Company or the Subsidiaries have rights which would have an Adverse Change in the consolidated financial position of the Company which are not disclosed herein or reflected in the Company Financial Statements and the Subsequent Company Financial Statements.
     Section 2.12 Absence of Certain Changes or Events. Except as disclosed in the Company Financial Reports provided at the time of execution of this Agreement or set forth in Schedule 2.12 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, since December 31, 2006, to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2006, there has not been (a) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries constituting an Adverse Change in the Company, (b) any damage, destruction or loss (whether or not covered by the insurance) with respect to any assets of the Company or any of the Company Subsidiaries constituting an Adverse Change in the Company, (c) any material change by the Company in its accounting methods, principles or practices, (d) any revaluation by the Company of any of its assets in any material respect, (e) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions constituting an Adverse Change in the Company or (f) except for regular quarterly cash dividends on Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.
     Section 2.13 Absence of Litigation.
     (a) Except as set forth in Schedule 2.13 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or which, if adversely determined would, individually or in the aggregate, be an Adverse Change in the Company. Schedule 2.13 accurately describes all litigation against the Company or it Subsidiaries in which the amount claimed is in excess of $25,000.
     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which constitutes an Adverse Change in the Company.
     Section 2.14 Employee Benefit Plans.
     (a) Plans of the Company. Schedule 2.14(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Company or any Company Subsidiary has any obligation (collectively, the “Company Plans”). The Company has furnished or made available to the Acquiror a complete and accurate copy of each Company Plan (or a description of the Company Plan, if the Company Plan is not in writing) and a complete and accurate copy of each material document prepared in connection with each such Company Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications as currently in effect, (iii) the three (3) most recently filed IRS Forms 5500, Forms PBGC-1 and related schedules, and (iv) the most recently issued IRS determination letter for each such Company Plan.
     (b) Absence of Certain Types of Plans. No member of the Company’s “controlled group,” within the meaning of Section 400l(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as disclosed in Schedule 2.14(b) of the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the Company Subsidiaries to pay material separation, severance, termination or similar type benefits (or provides for enhanced or accelerated benefits) solely as a result of any transaction contemplated by this Agreement or as a result of any “change in the ownership or effective control” of the Company or of any of the Company Subsidiaries within the meaning of such term under Section 280G of the Code. Except as disclosed in Schedule 2.14(b) of the Company Disclosure Schedule, or as required by group health plan continuation coverage requirements of Section 4980B of the Code (“COBRA”), none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of the Company Subsidiaries. Each of the Company Plans is subject only to the laws of the United States or a political subdivision thereof.
     (c) Compliance with Applicable Laws. Except as disclosed in Schedule 2.14(c) of the Company Disclosure Schedule, each Company Plan has been operated in all material respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan “fiduciaries” (within the meaning of

Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, be an Adverse Change in the Company. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, be an Adverse Change in the Company.
     (d) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) is so qualified and has received a favorable determination letter from the IRS (as defined herein) upon which the Company and any Company Subsidiary can rely that it is so qualified, and, except as disclosed in Schedule 2.14(d) of the Company Disclosure Schedule, no event has occurred since the date of such determination letter that would affect adversely the qualified status of any such Company Plan. Except as disclosed in Schedule 2.14(d) of the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from Federal income taxation under Section 50l(c)(9) of the Code.
     (e) Absence of Certain Liabilities and Events. Except for matters disclosed in Schedule 2.14(e) of the Company Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate be an Adverse Change in the Company.
     (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Company Plan will have been made on or before the Effective Time.
     (g) Stock Options. There are no outstanding stock options which grant any person or entity any option to purchase Company Common Stock as of the date of this Agreement.
     (h) Employment Contracts. Except as disclosed in Schedule 2.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any employment, severance, bonus, consulting, noncompetition, or other similar contracts or agreements with any employees, consultants, officers or directors of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements.
     Section 2.15 Taxes, Reports, Minutes.
     (a) The Company and the Company Subsidiaries have filed all material Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have paid and discharged all material Taxes (as defined below) shown to be due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment or where the failure to pay would not result in an Adverse Change in the Company. Each such Tax Return is correct and complete in all material respects and adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement. “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the “IRS”) or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in Schedule 2.15 of the Company’s Disclosure Schedule, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Schedule 2.15 of the Company’s Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax where such waiver or extension has not expired. Except as otherwise disclosed in Schedule 2.15 of the Company’s Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in Schedule 2.15 of the Company’s Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would be an Adverse Change in the Company, after the Effective Time. Except as otherwise disclosed in Schedule 2.15 of the Company’s Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.
     (b) Copies of the Federal and State tax returns for the fiscal years ended December 31, 2006, 2005 and 2004 of the Company, have been provided to Acquiror for review.
     (c) Copies of all minutes of the Company’s and Company-Bank’s Boards of Directors from May 2006 through the date of execution of this Agreement have been provided to Acquiror to review.
     Section 2.16 Company Properties.
     (a) Schedule 2.16 accurately identifies: (i) all Company Real Property; and (ii) all OREO. Schedule 2.16 sets forth a complete legal description of the Real Property and OREO and a brief description of any buildings located thereon. No complaints have been received by the Company, and to the Company’s knowledge none are threatened, that the Company is in violation of applicable building, zoning, environmental, safety, or similar laws, ordinances, or regulations in respect of their buildings or equipment, or the operation thereof, and to the Company’s knowledge, the Company is not in violation of any such law, ordinance, or regulation, (except as disclosed on Schedule 2.16) the violation of which would result in an Adverse Change in the Company. Schedule 2.16 identifies all leased Real Property for which continued use by Acquiror following the transactions contemplated herein would require leasehold consents.
     (b) As to Company Real Property identified as “owned” on Schedule 2.16, the Company has to the best of its knowledge good and marketable title to all of its real and personal property, free, clear and discharged of, and from, any and all liens, mortgages, charges, encumbrances and/or security interests of any kind.
     (c) As to Company Real Property identified as “leased” on Schedule 2.16, the Company, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all property leased by the Company and in the case of lease space used for any branch office to permit use of such space by the Acquiror as a successor in interest, except for landlord consents.
     Section 2.17 Brokers. Except as disclosed on Schedule 2.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.
     Section 2.18 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.
     Section 2.19 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against in the Company Financial Statements or the Subsequent Company Financial Statements, or those which would not result in an Adverse Change in the Company, the Company has no liabilities or obligations, of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due. Except as set forth on Schedule 2.19, the Company further represents and warrants that, to the Company’s knowledge, there is not or will not be any basis for assertion against it as of the date of execution of this Agreement, or as of the date of any Subsequent Company Financial Statements, of any material liability or obligation of any nature or any amount not fully reflected or reserved against in the Company Financial Statements as of said dates or in the footnotes thereto.
     Section 2.20 Shareholders of the Company. Schedule 2.20 will be provided as of a date 30 days prior to the anticipated Effective Time and will to the best of the Company’s knowledge accurately identify the names and addresses of all shareholders of the Company and the number of shares of Company Common Stock beneficially owned by each such shareholder.

From that date until the Effective Time, the Company shall, upon request, provide Acquiror with updated lists of all of its shareholders, including the names, addresses and number of shares of Company Common Stock held by each shareholder.
     Section 2.21 Regulatory Filings. The Company has, to the best of its knowledge, filed and will continue to file in a timely manner all required filings and reports with (a) the FDIC, (b) the FRB, and (c) the DFI (and will furnish Acquiror with copies of all such filings and reports made subsequent to the date hereof until the Effective Time), and all such filings were or will be complete and accurate in all material respects as of the dates of the filings and reports after giving effect to any amendments thereto, with no such filing or report making any untrue statement of a material fact or omitting to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading except that information as of a later date will be deemed to modify information as of an earlier date, and the Company has paid all fees and assessments due and payable in connection with such filings and reports.
     Section 2.22 Loans. All loans and loan commitments extended by the Company and its Subsidiaries have to the Company’s knowledge been made in the ordinary course of business and in accordance with Company’s customary lending standards. The loans and loan commitments are evidenced by appropriate and sufficient documentation (including any and all documentation required by applicable banking laws, except where the absence of such documents would not result in an Adverse Change in the Company), and to the Company’s knowledge constitute valid and binding obligations of the borrowers enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable law which may affect the availability of equitable remedies. All such loans and loan commitments are and at the Effective Time will be, to the Company’s knowledge, free and clear of any security interest, lien, encumbrance or other charge, and the Company has to the Company’s knowledge complied, and at the Effective Time will have to the Company’s knowledge complied with all laws and regulations, including Truth-in-Lending and other consumer protection laws, relating to such loans and loan commitments except where the failure to do so would not be an Adverse Change in the Company. Except as set forth on Schedule 2.22, the loans and loan commitments are not, as of the date hereof, subject to any offsets, or to the knowledge of the Company, claims of offset, or claims of other liability on the part of the Company.
     Section 2.23 Loan Portfolio; Reports. Schedule 2.23 provides a listing of all loans in excess of $250,000 and the Company has made available for Acquiror’s review the file or files for each loan contained in said Schedule 2.23 and having a balance in excess of approximately $1,000,000. Schedule 2.23 also lists all loans and obligations which, as of June 30, 2007, carry in internal rating of 5, 6, 7, 8 or 9 or have been placed on non-accrual status. The Company will promptly notify Acquiror regarding any loans which subsequently fit within either of the groupings described in the preceding two (2) sentences of this section 2.23, but which were not in existence or not in such grouping as of the date of execution of this Agreement. For purposes of this section 2.23, the term “loans” includes all lines of credit, letters of credit, commitments, or other obligations of the Company, whether drawn upon or not as of the date of this Agreement. In determining whether the $250,000 threshold is met, all loans to one party

(including loans to related parties as defined and identified by the Company or Company Subsidiaries) shall be aggregated and treated as a single loan.
     Section 2.24 Mortgage-Backed and Investment Securities Schedule 2.24 sets forth the book and market value as of March 30, 2007 of the mortgage-backed securities held for sale and investment securities of the Company and its Subsidiaries. Schedule 2.24 also lists a mortgage-backed and investment securities report which lists the securities descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values. Except for pledges to secure trust deposits and public funds, FHLB borrowings, and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the balance sheet of the Company at March 31, 2007 is, to the Company’s knowledge, subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding the investment freely to dispose of such investment at any time.
     Section 2.25 Fiduciary Responsibilities. The Company and its Subsidiaries have to the Company’s knowledge performed all of their duties in their capacities as trustees, executors, administrators, registrars, guardians, custodians, escrow agents, receivers or any other fiduciary capacity in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards except where the failure to do so would not be an Adverse Change in the Company. The Company, in the capacity as fiduciary of an IRA account or other tax qualified plan maintained with the Company, has not exercised discretion in the acquisition of shares of Company Common Stock into any such IRA account or plan and has permitted such acquisition only pursuant to the specific direction of the accountholder or plan administrator.
     Section 2.26 Other Information. To the knowledge of the Company (i) no representation or warranty by the Company contained in this Agreement, (ii) disclosure in any Schedule hereto prepared by the Company, (iii) certificate or other instrument or document furnished or to be furnished by or on behalf of the Company pursuant to this Agreement or, (iv) the regulatory filings, all taken together as a whole, contains or will to the knowledge of the Company contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, taken as a whole, not misleading.
     Section 2.27 Insider Interests. All loans, extensions of credit and other contractual arrangements (including deposit relationships) between the Company and any executive officer or director, of the Company, or any related interest of any such executive officer or director, conform (except where failure to conform would not result in any Adverse Change in the Company) to applicable rules and regulations and requirements of all applicable regulatory agencies, and all such loans, extensions of credit and other contractual arrangements which aggregate in excess of $100,000 for any such executive officer, director, and/or related interest are described on Schedule 2.27. For purposes of this Section 2.27, the terms “executive officer,” “director” and “related interest” shall have the same meanings as those terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (12 CFR Part 215).

     Section 2.28 Takeover Restrictions. The Company has or will take all actions required or necessary to exempt this Agreement and the transactions contemplated hereby from any applicable federal, state or organizational document anti-takeover laws or provisions.
     Section 2.29 Insurance. Schedule 2.29 contains a true, correct and complete list of all insurance policies and bonds maintained by the Company. As of the date hereof, the Company has not received any notice of cancellation or amendment of any such policy or bond is not in default under any such policy or bond, has no coverage thereunder in dispute, and all claims thereunder have been filed in a timely fashion and all premiums due thereon on or prior to the date of Closing have been paid as and when due, except where the notice, amendment, default, dispute, filing or payments do not result in an Adverse Change in the Company .
     Notwithstanding anything to the contrary contained in this Agreement, neither Company nor any Company Subsidiary makes any representations or warranties with respect to (i) Company Bank’s loan loss reserve, except as set forth in Section 2.10 (ii) the collectability of any loans, or (iii) the adequacy of collateral. For purposes of this Agreement, references to Company’s knowledge (or the like) mean that no information has come to the attention of the individuals listed on Exhibit 2.29 that gives them current conscious awareness that any such statements, representations or warranties are not accurate.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND
ANCHOR ACQUISITION SUBSIDIARY
     Except as set forth in the Disclosure Schedule delivered by the Acquiror to the Company prior to execution of this Agreement (the “Acquiror Disclosure Schedule”) the Acquiror and Anchor Acquisition Subsidiary, jointly and severally, hereby represent and warrant to the Company that:
     Section 3.1 Organization and Qualification; Corporate Power.
     (a) The Acquiror is a corporation duly organized, validly existing and in good standing (meaning that it has filed its most recent required annual report and has not filed articles of dissolution) under the laws of the state of Wisconsin, and each direct or indirect subsidiary of Acquiror (“Acquiror Subsidiary” or “Acquiror Subsidiaries”) is a corporation validly existing and in good standing under the laws of the jurisdiction in which the subsidiary is incorporated, and Acquiror and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Acquiror. Anchor Acquisition Subsidiary will at the Effective Time be a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Acquiror is a registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). Each of the Acquiror, the Anchor Acquisition Subsidiary and the other Acquiror Subsidiaries have (or in the case of the Anchor Acquisition Subsidiary will as of the Effective Time have) the requisite power and authority and is (or in the case of the Anchor Acquisition Subsidiary as of the Effective Time will be) in possession of all Consents and Orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”) and the Office of Comptroller of the Currency (“OCC”), and none of the Acquiror, the Anchor Acquisition Subsidiary nor any other Acquiror Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Acquiror Approvals. The Articles of Incorporation and Bylaws of Acquiror and the Anchor Acquisition Subsidiary, copies of which previously have been made available to the Company, are true, correct and complete copies of such documents in effect as of the date of this Agreement.
     (b) Acquiror-Bank is a federally chartered stock savings association duly organized and in existence under the laws of the United States.
     (c) The Acquiror and each other Acquiror Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on Acquiror.
     Section 3.2 Authorization. At the Effective Time, the execution, delivery and performance of this Agreement by Acquiror will have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger will be legally binding on and enforceable against Acquiror in accordance with their terms, subject to the receipt of all required regulatory, shareholder or other governmental approvals and the conditions set forth in Article Seven, and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors’ rights generally. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the Merger will not, violate the provisions of Acquiror’s, the Anchor Acquisition Subsidiary’s, and each other Acquiror Subsidiary’s Articles of Incorporation or Bylaws.
     Section 3.3 Capitalization. The authorized capital stock of Acquiror consists of 105,000,000 shares of Acquiror Common Stock, par value $0.10 per share, of which 21,786,833 shares were issued and outstanding as of the date of this Agreement; and 5,000,000 shares of Preferred Stock, par value $0.10 per share (“Acquiror Preferred Stock”) of which none are issued and outstanding as of the date hereof. All of the 21,786,833 outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable.
     Section 3.4 Financial Statements.
     (a) Acquiror has furnished to the Company true, correct and complete copies of the audited Consolidated Balance Sheets of Acquiror as of the fiscal years ended December 31, 2006 and 2005. Such Financial Statements fairly present the consolidated financial position of Acquiror as of and for the periods ended on their respective dates. Since December 31, 2006, to the best of Acquiror’s knowledge, there have not been any material changes in Acquiror’s consolidated financial condition, assets, liabilities or business, other than changes in the ordinary course of business.

     (b) Acquiror will furnish the Company with copies of its unaudited Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”) for each quarterly period subsequent to March 31, 2007 until the Effective Time Date (“Subsequent Acquiror Financial Statements”).
     (c) All of the aforesaid Acquiror Financial Statements have been, and with respect to the Subsequent Acquiror Financial Statements, will be, prepared in accordance with GAAP, utilizing accounting practices consistent with prior years except as otherwise disclosed, and comply or will comply with applicable accounting requirements of the SEC.
     Section 3.5 No Violation. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement by the Acquiror, the consummation by Acquiror and Acquiror — Bank of the transactions contemplated hereby or thereby, nor compliance by the Acquiror with any of the terms or provisions hereof or thereof, will (a) violate any provision of the Articles of Incorporation or Bylaws of Acquiror or the stock charter, bylaws or similar governing documents of Acquiror — Bank, or (b) assuming that the consents and approvals referred to in Section 3.6 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror — Bank, or (ii) violate, conflict with, result in a breach of any material provision of or the loss of any material benefit constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror — Bank or any of their subsidiaries under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror — Bank is a party, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on Acquiror.
     Section 3.6 Consents and Approvals. Except for (a) the filing of applications, notices or other documents necessary to obtain, and the receipt of, the Requisite Regulatory Approvals, (b) the filing of Articles of Merger with the DFI pursuant to the provisions of the WBCL, and (c) such filings, authorizations or approvals as may be set forth on Schedule 3.6, no consents or approvals of or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by Acquiror of this Agreement, or the consummation by Acquiror of the Merger.
     Section 3.7 Litigation. As of the date of this Agreement, except as set forth on Schedule 3.7, there are no legal, administrative or other actions, suits, proceedings or investigations of any kind or nature pending or, to the knowledge of Acquiror, threatened against Acquiror that challenge the validity or propriety of the transactions contemplated by this Agreement or which would have a material adverse effect on Acquiror’s consolidated financial condition, assets, liabilities or business. Neither Acquiror nor Acquiror — Bank is subject to, or in default with respect to, nor are any of its or their assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality that has or is reasonably expected to have a material adverse effect on Acquiror’s consolidated financial condition, assets, liabilities or business.
     Section 3.8 Compliance with Environmental Laws. Except as set forth on Schedule 3.8, to Acquiror’s knowledge, as of the date of this Agreement:
     (a) The operations of Acquiror and Acquiror Subsidiaries comply and have complied with all Environmental Laws; none of the Acquiror or any of its subsidiaries’ operations are the subject of, nor is the Acquiror or any Acquiror Subsidiary a party to, any judicial or administrative proceeding, pending or threatened, alleging the violation of any Environmental Laws; neither the Acquiror nor any Acquiror subsidiary are the subject of a federal, state or local investigation, pending or threatened, evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance; neither Acquiror nor any Acquiror Subsidiary has arranged for the treatment or disposal of any Hazardous Substance; and neither Acquiror nor any of its subsidiaries have reported a spill, emission or release of a Hazardous Substance.
     (b) Except as set forth on Schedule 3.8, all real property owned directly by Acquiror and Acquiror Subsidiaries (the “Real Property”) is in compliance in all material respects with all Environmental Laws; neither Acquiror nor the Acquiror Subsidiaries have any notice or knowledge regarding the Real Property or its past use(s) which indicates noncompliance, or potential noncompliance, with any Environmental Law; the Real Property is not subject to any judicial or administrative proceedings alleging the violation of any Environmental Law; the Real Property is not contaminated by any Hazardous Substance; the Real Property is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release, emission or discharge of any Hazardous Substance into the environment; neither the Acquiror nor any Acquiror Subsidiary has transported any Hazardous Substance to the Real Property or from the Real Property to any waste treatment, storage or disposal facility; neither Acquiror nor any Acquiror Subsidiary has arranged for the treatment or disposal of any Hazardous Substance; the Real Property and buildings occupied by the Acquiror and Acquiror subsidiaries contain no urea-formaldehyde insulation, asbestos or asbestos by-products, lead or regulated levels of PCBs; the Real Property contains no fill material; and the Real Property does not face any risk of contamination by a Hazardous Substance from any nearby property.
     Section 3.9 Broker’s Fees. Neither Acquiror, nor any of its subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Acquiror has engaged, and will pay a financial advisory service fee, to Performance Trust Capital Partners, LLC.
     Section 3.10 SEC Filings. Acquiror has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act (collectively, the “Acquiror SEC Filings”) except where a failure to have so filed would not have a material adverse effect on the Acquiror. The Acquiror SEC Filings (a) were prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Acquiror Subsidiary is subject to the periodic reporting requirements of the Exchange Act.
     Section 3.11 Due Diligence. Acquiror acknowledges that in the course of its due diligence review, Acquiror has not discovered anything contrary to the representations and warranties of Company contained in this Agreement.
ARTICLE IV COVENANTS OF THE COMPANY
     The Company hereby covenants and agrees with Acquiror as follows:
     Section 4.1 Shareholders’ Meeting. The Company shall cause the Company Shareholders’ Meeting to be held after the execution of this Agreement for the purpose of seeking shareholder approval of this Agreement and the Plan of Merger and in connection therewith shall distribute a Proxy Statement and shall solicit proxies from its shareholders in accordance with applicable law.
     Section 4.2 Conduct of Business, Certain Covenants.
     (a) From and after the execution and delivery of this Agreement and until the Effective Time, the Company and Company Subsidiaries shall:
(i)	conduct its and their business and operate only in the usual and ordinary course of business in accordance with Company and Company Subsidiaries’ practices;

(ii)	maintain an allowance for loan losses deemed by management of the Company Bank to be adequate based on the same practices and methods used by Company-Bank prior to the date hereof, provided, that Company-Bank’s loan loss reserve methodology may be adjusted to conform with any applicable bank regulatory guidelines and requirements;

(iii)	remain in good standing with all applicable federal and state regulatory authorities and preserve each of its and their existing banking locations;

(iv)	use its and their commercially reasonable efforts (but without any obligation to pay additional or increased compensation of any type) to retain the services of its and their present officers and employees identified by Acquiror, so that its and their goodwill and business relationships with customers and others are not adversely affected;

(v)	maintain usual and customary insurance covering the performance of its and their duties by its and their directors, officers, and employees and maintaining in full force and effect all of the insurance policies reflected on Schedule 2.29 hereto;

(vi)	take no action which to Company’s knowledge would adversely affect or delay the ability of the Company or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby; and

(vii)	take no action which would cause the termination or cancellation by the FDIC of insurance in respect of the Company-Bank’s deposits.
     (b) From and after the execution and delivery of this Agreement and until the Effective Time, the Company and Company Subsidiaries shall not, without the prior consent of Acquiror:
(i)	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or their capital stock, or issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its or their capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock) or any stock appreciation rights;

(ii)	declare and/or pay any cash or non-cash dividend, or institute any other form of dividend or distribution, with respect to the Company’s capital stock except that Company may pay a dividend of up to thirty percent (30%) of its profits for the fiscal year ending December 31, 2007 (determined on the same basis as profit has been determined for purposes of calculation of dividends in prior years ) if the transaction fails to close by such date or as prorated based on such profit through the last day of the month ending prior to closing if the transaction closes during calendar year 2007, provided that no such payment may result in a violation of Section 9.3 hereof;

(iii)	increase or reduce the number of shares of its or their capital stock issued or outstanding by repurchase, split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value;

(iv)	purchase, permit the conversion of, or otherwise acquire or transfer (other than in its role as transfer agent for the Company Common Stock) for any consideration any outstanding shares of its or their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

(v)	make or grant any general or individual wage, bonus or salary increase or fringe benefit increase except in the usual and ordinary course of business and in accordance with past pay practices;

(vi)	transfer or lease any of its or their assets or property except in the ordinary course of business;

(vii)	transfer or grant any rights under any leases, licenses or agreements, other than in the usual and ordinary course of business;

(viii)	make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, or otherwise, that is not deductible under either Sections 162(a)(1) or 404 of the Code or is not an ordinary business expense for travel, meals or entertainment authorized by the Company in furtherance of the duties of the director, officer or employee;
     Section 4.3 Information, Access Thereto. Upon advance notice to the Company, Acquiror, Acquiror-Bank and its representatives and agents shall, at reasonable times during normal business hours prior to the Effective Time, have access to the facilities, employees, operations, records and properties of the Company and Company Bank necessary to confirm and facilitate the transactions contemplated by this Agreement; provided, however, that any and all contact with Company employees and Company Subsidiary employees and all on-site visits must be coordinated through Charles Bullock or, in his absence, Paula Kolbeck. Upon request, the Company and its Subsidiaries will furnish Acquiror or its representatives or agents, its and their attorneys, responses to auditors’ requests for information and such financial and operating data and other information reasonably requested by Acquiror, developed by the Company its auditors, accountants or attorneys, and will permit Acquiror, its representatives or agents accompanied by a company representative to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company. Nothing herein shall require the Company or its attorneys to disclose information subject to the attorney-client privilege.
     Section 4.4 Confidentiality Agreement. Company will cause all internal, nonpublic financial and business information obtained by it from the Acquiror and Acquiror Subsidiaries to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict Company from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. Furthermore, Company shall have no obligation to keep confidential any information that (a) was already known to Company and was received from a source other than the Acquiror or any of its Subsidiaries, directors, officers, employees or agents which is not otherwise subject to a confidentiality agreement, or (b) is required to be disclosed to the SEC, the OTS, the FDIC, the FRB or any other governmental agency or authority or regulatory authority, or is otherwise required to be disclosed by law. If the Merger shall not be consummated, all nonpublic financial statements, documents and materials and all copies thereof shall be returned to the Acquiror or destroyed by Company and shall not be used by Company in any way the Company reasonably believes would be detrimental to the Acquiror.
     Section 4.5 Recommendation of Merger to Shareholders. The Board of Directors of the Company will, except in the event of termination of this Agreement by the Company pursuant to Section 10.1(g), unanimously recommend in the Proxy Statement/Prospectus approval of the Merger and all transactions related thereto and such other matters as may be submitted in connection with this Agreement, to all shareholders of the Company entitled to vote thereon.

     Section 4.6 Litigation Matters. The Company will consult with Acquiror about any proposed settlement or lack thereof, or any disposition of, any litigation matter in which it or its Subsidiaries is or becomes involved and the amount involved exceeds $25,000.
     Section 4.7 No Solicitation. From and after the date hereof until termination of this Agreement, the Company will not, nor will it authorize or permit any of its respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that the Company may provide third parties with nonpublic information or, otherwise facilitate any effort or attempt by any third party relating to any unsolicited Acquisition Proposal if the Company, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary to the discharge of the fiduciary duties of the Company’s Board of Directors. The Company shall notify Acquiror orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive that Company reasonably believes would lead to an Acquisition Proposal and shall deliver promptly to Acquiror a copy of such inquiry or proposal. For purposes of this Agreement, “Acquisition Proposal” shall mean any of the following, or any proposal of any of the following, involving the Company (other than the transactions contemplated hereunder): (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
     Section 4.8 Best Efforts. The Company agrees to use its best efforts to cause the conditions contained in Articles VII, VIII and IX to be satisfied and to effect the Merger.
     Section 4.9 Voting Agreements. Within ten days of the date of execution of this Agreement, the Company shall obtain and deliver to Acquiror signed voting agreements (“Voting Agreements”), which Voting Agreements shall be automatically terminated in the case of termination of this Agreement under Section 10.1(g), substantially in the form attached hereto as Exhibit 4.9, from each of its Shareholders and directors named in Exhibit 4.9, in their respective individual capacities, to the effect that he or she will vote the shares of Company Common Stock beneficially owned by him or her in favor of the Merger and all transactions related thereto, and he or she will not dispose of any shares of Company Common Stock beneficially owned by him or her prior to the Effective Time, subject to certain exceptions as provided in the Voting Agreements.

     Section 4.10 Notice Regarding Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Acquiror and use its best efforts to prevent or promptly remedy the same. The Company shall promptly notify Acquiror in writing if Company becomes aware of the occurrence of any fact or condition that would cause any of Acquiror’s representations or warranties to be inaccurate.
ARTICLE V COVENANTS OF THE ACQUIROR
     Section 5.1 Affirmative Covenants. The Acquiror hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Acquiror Subsidiary to:
     (a) operate its business only in the ordinary course consistent with past practices;
     (b) take such reasonable actions as are requested by the Company to complete the Merger; and
     (c) use its best efforts to cause the conditions contained in Articles VII, VIII and IX to be satisfied and to effect the Merger.
     Section 5.2 Negative Covenants. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Acquiror shall not do, or agree to commit to do, or permit any Acquiror Subsidiaries to do, without the prior written consent of the Company any of the following:
     (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Articles VII and VIII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;
     (b) amend its Articles of Incorporation or By-Laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby; or
     (c) agree in writing or otherwise to do any of the foregoing.
     Section 5.3 Notice Regarding Breaches. The Acquiror shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same. The Acquiror shall promptly notify Company in writing if Acquiror becomes aware of the occurrence of any fact or condition that would cause any of Company’s representations or warranties to be inaccurate.
     Section 5.4 Confidentiality Agreement. The Acquiror agrees that the Confidentiality Agreement dated May 8, 2007 between the Company and Acquiror shall remain in full force and effect and be binding upon Acquiror and shall survive termination of this Agreement for the period set forth therein.
     Section 5.5 Directors’ and Officers’ Indemnification and Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries (including in his/her role as a fiduciary of the employee benefit plans of the Company or the Company Subsidiaries, if applicable) (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against the claim and respond thereto. It is understood and agreed that after the Effective Time, the Acquiror shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them; provided, however, that (A) Acquiror shall have the right to assume the defense thereof and upon such assumption the Acquiror shall not be liable to any indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Acquiror shall in all cases be obligated pursuant to this Section 5.5(a) to pay for only one firm of counsel for all Indemnified Parties unless bona fide ethical conflicts prohibit such single counsel from representing all Indemnified Parties, (C) Acquiror shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Acquiror shall have no obligation hereunder to any Indemnified party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Acquiror thereof, provided that the failure to so notify shall not affect the obligations of the Acquiror under this Section 5.5 except to the extent such failure to notify materially prejudices the Acquiror.
     (b) The Surviving Corporation shall use its best efforts to purchase, and for a period of six (6) years after the Effective Time maintain in effect, directors and officers liability insurance coverage with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time (“D&O Coverage”). Such D&O Coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate annual coverage limit under the Company’s existing directors’ and officers’ liability insurance policy; provided, however, that in no event will the Surviving Corporation be required to expend, on an annual basis, as the cost of maintaining such D&O Coverage, more than the amount currently expended by the Company to procure its existing D&O Coverage (the “Maximum Premium”); and provided further, that if the Surviving Corporation is unable to obtain or maintain the D&O Coverage called for by this Section 5.5 for an amount equal to or less than the Maximum Premium, then the Surviving Corporation will nonetheless use its best efforts to procure and maintain as much comparable D&O Coverage as it can obtain for such Maximum Premium. Notwithstanding the foregoing, the Surviving Corporation, if it so elects, may satisfy its obligations under this Section 5.5 at any time by procuring one or more so-called “tail” or “runoff” policies of directors’ and officers’ liability insurance that insure against the risks that would be insured against by the D&O Coverage. In no event shall the presence or absence of insurance coverage in any way limit Acquiror’s indemnification obligations under this Section 5.5.
     (c) In addition to the other indemnification obligations set forth in this Section 5.5, the Acquiror will indemnify directors and officers of the Company and the Company Subsidiaries to the same extent as provided in the Company Articles and Bylaws as if they were to continue to exist and apply to the directors and officers of the Company and Company Subsidiaries for six (6) years from the Effective Time.
     (d) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, it being expressly agreed that each such officer, director or employee to whom this Section 5.5 applies shall be a third-party beneficiary of this Section 5.5.
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS
     Section 6.1 Regulatory Matters.
     (a) The Acquiror shall promptly prepare and, within forty-five (45) calendar days, submit all applications, notices and statements with the appropriate regulatory agencies and governmental entities to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) for approval of the transactions contemplated by this Agreement.
     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, effect all applications, notices,

petitions and filings, and obtain as promptly as practicable all Requisite Regulatory Approvals, permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Acquiror, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, regulatory agency or governmental entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any regulatory agency or governmental entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.
     (c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective subsidiaries to any regulatory agency or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) The Acquiror and the Company shall promptly advise each other upon receiving any communication from any regulatory agency or governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the Requisite Regulatory Approval (as defined in Section 7.1) will not be obtained or the receipt of any such approval will be materially delayed.
     (e) The parties hereto shall provide each other with copies of the non-confidential portions of all applications to be filed with regulatory authorities for approval of the transaction contemplated by this Agreement, and shall keep each other informed as to the progress of such applications and provide copies of such applications and copies of all correspondence or orders evidencing final action by regulatory authorities with regard to such applications.
     Section 6.2 Legal Conditions to Merger. Each of Acquiror and the Company shall, and shall cause their subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Articles VII, VIII and IX hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any Requisite Regulatory Approvals, consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by the Company or Acquiror or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
     Section 6.3 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the

Acquiror with full title to all properties, assets, rights, approvals, immunities and franchises of the Company or any Company Subsidiary, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be requested by Acquiror.
     Section 6.4 Advice of Changes. The Acquiror and Company shall each promptly advise the other of any change or event having a material adverse effect (or in the case of the Company, an Adverse Change in the Company) on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Acquiror and Company will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby.
     Section 6.5 Current Information, Board Meetings. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Acquiror and to report (a) the general status of the ongoing operations of the Company and any Company Subsidiary, and (b) the status of those loans held by the Company or any of Company Subsidiary which, individually or in combination with one or more other loans to the same borrower thereunder, have an unpaid principal amount of $250,000 or more and are non-performing assets. Company will invite a representative of Acquiror (which representative must be an officer of Acquiror or Acquiror-Bank) to attend its Board of Directors’ meetings (but may exclude such representative from any discussions regarding the transactions contemplated herein and discussions involving matters that cannot be disclosed to Acquiror under applicable law) and shall promptly notify Acquiror of any Adverse Change in the Company.
     Section 6.6 Tax Returns. The Acquiror shall prepare and file on behalf of the Company any tax returns necessitated in connection with the Merger.
     Section 6.7 Compensation and Benefit Plans; Existing Agreements. As soon as administratively practicable after the Effective Time, Acquiror shall permit the Company’s Employees to participate in Acquiror’s group hospitalization, medical, life and disability insurance plans, severance plan and similar plans on the same terms and conditions as applicable to comparable employees of Acquiror (including the waiver of pre-existing condition prohibitions), giving effect to years of service with the Company and Company Subsidiaries (to the extent the relevant Company Plans gave effect) as if such service were with Acquiror, for purposes of eligibility and vesting, but not for benefit accrual purposes (except as regards to vacation and severance). Acquiror shall permit Employees to participate in the tax-qualified retirement plans of the Acquiror as soon as administratively feasible following, giving effect to years of service with the Company and Company Subsidiaries (to the extent the relevant Company Plans gave effect) as if such service were with Acquiror for purposes of eligibility and vesting, but not for benefit accrual purposes. Notwithstanding anything in this Section 6.7 to the contrary, participation by the Employees in employee benefit plans and programs of Acquiror with respect to which eligibility for employees of Acquiror to participate is at the discretion of Acquiror, shall be at the sole discretion of Acquiror. Also notwithstanding anything in this Section 6.7 to the contrary, Acquiror shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any Company Plans; provided, however, that Acquiror shall continue to maintain Company Plans until the Employees are permitted to participate in Acquiror’s plans. At the Effective Time, Acquiror or an Acquiror Subsidiary shall be substituted for the Company as the sponsoring employer under those Company Plans with respect to which the Company or a Company Subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company with respect to each such Company Plan.
     Section 6.8 Employment and Noncompetition Agreements. The Company agrees to utilize its commercially reasonable efforts (but without any obligation to pay increased compensation of any type unless directed by Acquiror provided, however, that any such payments shall be paid by Acquiror and shall not be included in calculating Company’s net worth under Section 9.3) to cause its or those Company Bank employees identified by Acquiror subsequent to the execution and public announcement of this Agreement to accept continued employment with the Acquiror and, if requested by Acquiror, to enter into employment or other agreements which may incorporate an agreement to refrain, following any termination of employment, from competing with the Acquiror in the offering or providing of financial or related services to markets or customers previously served by the Company for a reasonable period following such termination.
     Section 6.9 Employee Severance and Stay Bonuses. Those individuals who are employed by the Company or Company Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.” Acquiror agrees to pay each such Transferred Employee who is included in Company’s Retention and Severance Payment Plan (the “RS Plan”) a retention bonus in the amount set forth in the RS Plan attached hereto as Exhibit 6.9. Further, if Acquiror terminates a Transferred Employee’s employment with the Acquiror or Acquiror’s Subsidiaries within the first twelve (12) months after the Effective Time, Acquiror shall pay such terminated Transferred Employee a severance in the amount set forth in the RS Plan. A Transferred Employee’s entitlement to payments under the RS Plan shall not, in any manner, affect such Transferred Employees’ entitlement to any and all other benefits, severance or retention payments to which such Transferred Employee is entitled as an employee of Acquiror or Acquiror’s Subsidiaries.
     Section 6.10 Leasehold Consents. The Company agrees to utilize its commercially reasonable efforts to assist Acquiror in obtaining leasehold consents with respect to any Company Real Property identified on Schedule 2.16 as requiring the same for Acquiror’s continued use of such Real Property subsequent to the Effective Time.
ARTICLE VII CONDITIONS OF MERGER
     The obligation of each of the parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

     Section 7.1 Regulatory Approvals. Except for necessary Bank Merger approvals, the parties hereto shall have received all regulatory approvals, consents and waivers required to consummate the transactions contemplated by this Agreement from the appropriate regulatory agencies and governmental entities which may include the OTS, the FDIC, the FRB, the DFI, and any other state and banking authorities, and each such approval shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority or any other third party by formal proceeding; provided, however, that no approval, consent or waiver shall be deemed to have been received if it shall include any condition or requirement that, in the reasonable opinion of the Acquiror, would so adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Acquiror so as to render inadvisable the consummation of the Merger (all such approvals and expiration of applicable waiting periods referred to as “Requisite Regulatory Approvals”).
     Section 7.2 Orders, Decrees and Judgments. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal the consummation of the Merger.
ARTICLE VIII FURTHER CONDITIONS TO THE OBLIGATIONS OF THE
COMPANY
     The obligation of the Company to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:
     Section 8.1 Compliance by Acquiror and Anchor Acquisition Subsidiary. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by Acquiror and Anchor Acquisition Subsidiary at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by the Acquiror and Anchor Acquisition Subsidiary, as may be updated pursuant to Section 6.3 hereof, shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times), with the same force and effect as if made at and as of the Effective Time. The Company shall have received a certificate signed on behalf of the Acquiror and Anchor Acquisition Subsidiary by the Chief Executive Officer and the Chief Financial Officer to the foregoing effects.
     Section 8.2 Opinion of Counsel. There shall have been delivered and addressed to the Company an opinion of Michael Best & Friedrich, in form and substance reasonably satisfactory to counsel to the Company, dated the date of Closing, covering the matters set forth in Exhibit 8.2 attached hereto, which opinion shall be based on such assumptions and contain such limitations as are appropriate and reasonably satisfactory to Company. In rendering such opinion, Michael Best & Friedrich may require and rely upon representations and covenants contained in certificates of officers of Acquiror and Acquiror Subsidiaries.
     Section 8.3 Officers’ Certificate. Acquiror shall deliver to the Company a certificate signed by its President or any Senior Vice President and by its Secretary or Assistant Secretary, dated the date of Closing, certifying to his or her respective best knowledge and belief, that Acquiror and the Anchor Acquisition Subsidiary each has met and complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to it.
     Section 8.4 Litigation. Acquiror shall not be made a party to, or to the knowledge of Acquiror threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of the Company, have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Acquiror. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger which would make consummation of the Merger inadvisable in the reasonable opinion of the Company.
     Section 8.5 Acquiror Changes. Acquiror shall not have suffered any material adverse change in its business, financial condition, operating results or prospects as determined in the reasonable opinion of the Company and its outside counsel.
ARTICLE IX FURTHER CONDITIONS TO THE OBLIGATIONS OF ACQUIROR
     The obligation of Acquiror to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:
     Section 9.1 Compliance by the Company. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by the Company at or prior to the Effective Time shall have been duly complied with and satisfied, and (b) the representations and warranties made by the Company, as may be updated pursuant to Section 6.4 hereof, shall be true and correct at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct at such time or times), with the same force and effect as if made at and as of the Effective Time. The Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer to the foregoing effects.
     Section 9.2 Accuracy of Financial Statements. Except for matters described on Schedule 2.11(b), the Company Financial Statements and Subsequent Company Financial Statements heretofore or hereafter furnished to Acquiror shall not be inaccurate in any material respect.
     Section 9.3 Net Worth. The Company’s net worth, (determined for purposes of this Section after the addback of any fees and expenses incurred or accrued for in connection with this Agreement and/or as a consequence of the Merger and the Bank Merger, including, but not limited to, stay bonuses, severance and retention payments, change in control payments, payments under Section 6.8, and accounting, legal, financial advisor, investment banking, and fairness opinion fees and expenses) as shown by the sum of its total shareholders’ equity plus the allowance for loan losses, as of the end of the calendar quarter prior to the later of (x) the Shareholders’ Meeting, or (y) receipt of Requisite Regulatory Approvals, shall not be less than such amount as set forth in the Company’s Consolidated Statement of Financial Condition at March 31, 2007 (the “Target Amount”). The Company shall deliver to Acquiror a certificate signed by its Chief Financial Officer, dated as of the date of Closing, certifying to such effect. In the event the Company’s net worth as described herein is less than the Target Amount, then at the election of the Company, the condition described in this Section 9.3 may be satisfied by a reduction in the cash consideration described in Section 1.8(a) by an amount equal to such shortfall.
     Section 9.4 Sufficiency of Documents, Proceedings. All documents delivered by and proceedings of the Company in connection with the transactions contemplated by this Agreement and the Plan of Merger, in each case consistent with the provisions of this Agreement, shall be reasonably satisfactory to Acquiror.
     Section 9.5 Opinion of Counsel. There shall have been delivered and addressed to Acquiror an opinion of Fredrikson & Byron, P.A., legal counsel to the Company, in form and substance reasonably satisfactory to Acquiror, dated the date of Closing, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in Exhibit 9.5 attached hereto, which opinion shall be based on such assumptions and contain such limitations as are appropriate and reasonably satisfactory to Acquiror. In rendering such opinion, Fredrikson & Byron, P.A., may require and rely upon representations and covenants contained in certificates of officers of Company and Company Subsidiaries.
     Section 9.6 Officers’ Certificate. Company shall deliver to the Acquiror a certificate signed by its President or any Senior Vice President and by its Secretary or Assistant Secretary, dated the date of Closing, certifying to his or her respective best knowledge and belief, that the Company has met and complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to it.
     Section 9.7 Absence of Certain Changes or Events. As used in this Agreement, the term “Adverse Change in the Company” means any effect, change, event, fact, condition, occurrence or development (each an “Effect”) that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Adverse Change in the Company” shall not be deemed to include the impact of: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any action taken or not taken by the Company or the Company Subsidiaries in accordance with the terms and covenants contained in this Agreement, (c) any changes in Laws or interpretations thereof that are generally applicable to the banking industry, (d) changes in GAAP that are generally applicable to the banking industry, (e) expenses reasonably incurred in connection with the transactions contemplated hereby, (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally if the effect of such change on the Company is of essentially the same magnitude as on members of the industry in general, (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, in each case only if disclosed in Section 2.8 or 2.14 of the Company Disclosure Schedule, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices or paid in accordance with such contracts, agreements, plans or arrangements, (h) any Effect related to S&C vs. Wisconsin Community Bank and Heartland Financial USA, which is an action pending before the Wisconsin State appellate court, or (i) the payments of any amounts under Section 6.8 and 6.9 of this Agreement including any employee attrition due to the same.
     Section 9.8 Litigation. Company shall not be made a party to, or to the knowledge of Company threatened by, any actions, suits, proceedings, litigation or legal proceedings which have or are likely to result in an Adverse Change in the Company. No bona fide action, suit, proceeding or claim having a credible foundation in fact or law shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger which would make consummation of the Merger inadvisable in the reasonable opinion of the Acquiror.
     Section 9.9 Bank Merger Agreement. The Bank Merger shall have been duly authorized and approved by the Company-Bank and the other terms and conditions of the Bank Merger, except for receipt of necessary regulatory approvals (which may have been obtained, but receipt of which as of the Effective Time of the Merger shall not be required) shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.
     Section 9.10 Consents Under Agreements. The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger or by the Acquiror — Bank pursuant to the Bank Merger to any obligation, right or interest of the Company or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Acquiror.
     Section 9.11 Intentionally Omitted.
     Section 9.12 Approval by Affirmative Vote of Shareholders; Exercise of Dissenters’ Rights. This Agreement and the Plan of Merger shall have been duly approved, confirmed and ratified by the requisite majority vote of the shareholders of the Company. In addition, there shall not be more than 20% of the total shares of Company Common Stock issued and outstanding that have properly exercised their dissenters’ rights as of the Effective Time.
ARTICLE X TERMINATION AND AMENDMENT
     Section 10.1 Termination. This Agreement may be terminated and the Plan of Merger abandoned at any time prior to the filing of the Articles of Merger (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of the Company):

     (a) by written agreement between Acquiror and the Company authorized by a majority of the entire Board of Directors of each;
     (b) by Acquiror, provided Acquiror has used its best efforts to ensure that all of the conditions set forth in Articles VII, VIII and IX have been fulfilled, if any of the conditions set forth in Articles Seven or Nine hereof shall not have been fulfilled and shall not have been waived or shall have become impossible of fulfillment;
     (c) by the Company, provided the Company has used its best efforts to ensure that all of the conditions set forth in Articles VII, VIII and IX have been fulfilled, if any of the conditions set forth in Articles Seven or Eight hereof shall not have been fulfilled and shall not have been waived or shall have become impossible of fulfillment;
     (d) by either Acquiror or the Company if the Merger is not consummated on or before January 31, 2008, unless the failure to consummate shall be due to the failure of the party seeking to terminate to perform or observe the covenants and agreements of such party set forth herein;
     (e) by either Acquiror or the Company upon written notice to the other party (i) 90 days after the date on which any request for application shall have been withdrawn at the request or recommendation of the regulatory agency or governmental entity which must grant a Requisite Regulatory Approval, or a Requisite Regulatory Approval shall have been denied, unless within the 90-day period following such denial or withdrawal, a petition for rehearing or an amended application has been filed with the applicable regulatory agency or governmental entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(e) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or (ii) if any court, regulatory agency or governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;
     (f) by Acquiror if notice of changes to any of the Company’s Disclosure Schedules is provided by the Company, and such changes would constitute an Adverse Change in the Company as defined in Section 9.7;
     (g) by the Company upon three days’ prior written notice to Acquiror if, as a result of an Acquisition Proposal (as defined in Section 4.7) by a party other than the Acquiror or its affiliates, the Board of Directors of the Company determines in good faith that its failure to accept such takeover proposal could reasonably be deemed to constitute a breach of its fiduciary obligations under applicable law after consultation with and receipt of advice from outside counsel; provided, however, that, prior to any such termination, the Company (after disclosing to the Acquiror the identity of the party making the takeover proposal and the financial terms thereof) shall, and shall cause its financial and legal advisors to, negotiate with the Acquiror to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; and

     (h) by Company if notice of changes to any of Acquiror’s Disclosure Schedules is provided by the Acquiror and such changes would constitute a material adverse effect on Acquiror.
     Section 10.2 Effect of Termination. In the event this Agreement and the Plan of Merger is terminated as provided herein, this Agreement and the Plan of Merger shall become void and of no further force and effect without any liability on the part of the terminating party or parties or their respective shareholders, directors or officers; provided, however, that Sections 4.4, 5.4, 10.2, 10.3, and 12.10 of this Agreement shall survive any such termination and that no party shall be relieved or released from any liability or damages arising out of its willful breach of any provision of this Agreement. In the event of termination of this Agreement, written notice thereof and the reasons therefor shall be given to the other parties by the terminating party.
     Section 10.3 Expenses Upon Termination.
     (a) In the event of termination of this Agreement pursuant to Section 10.1(a), (d), (f) or (h), or a termination pursuant to Section 10(b) or (c) not resulting in the payment of costs pursuant to Sections 10.3(b) or (c) below, each party shall bear their own respective costs and expenses, including attorney’s fees, related to this Agreement and the transactions contemplated herein.
     (b) In the event of termination of this Agreement by Acquiror pursuant to Section 10.1(b) (if such termination results from a failure to fulfill conditions of Article Nine), or by Company pursuant to Section 10.1(g), Company agrees to reimburse the Acquiror for its costs and expenses, including attorney’s fees, related to this Agreement and the actions contemplated herein.
     (c) In the event of termination of this Agreement by Company pursuant to Section 10.1(c) (if such termination results from a failure to fulfill conditions of Article Eight), Acquiror agrees to reimburse the Company for its costs and expenses, including attorney’s fees, related to this Agreement and the transactions contemplated herein.
ARTICLE XI MODIFICATIONS, AMENDMENTS AND WAIVER
     Section 11.1 Modifications, Amendments and Waiver. At any time prior to the Effective Time and before or after shareholder approval of this Agreement and the Plan of Merger by the Company’s shareholders, the Company and Acquiror may (a) by written agreement executed by a duly authorized officer of each, extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) by written notice executed by a duly authorized officer of the party adversely affected waive compliance in whole or in part with any of the covenants, agreements or conditions contained in this Agreement or the Plan of Merger, or (c) by written agreement executed by a duly authorized officer of each, make any other amendment or modification of this Agreement or the Plan of Merger; provided, however, that, after Company shareholder approval of this Agreement, no such extension, waiver, amendment or modification shall adversely affect the amount of the consideration to be received in the Merger by the shareholders of the Company. Any such extension, waiver, amendment or modification shall be conclusively evidenced by the execution and delivery of the same by the

President or any Senior Vice President in the case of Acquiror, or the President or Chairman in the case of the Company, attested to by the Secretary or Assistant Secretary of each party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or the Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or a waiver of any other condition or of the breach of any other term of this Agreement or the Plan of Merger.
ARTICLE XII MISCELLANEOUS
     Section 12.1 Closing. A closing (the “Closing”) of the transactions provided for herein shall take place on a date chosen mutually by Acquiror and Company, which shall be no later than 15 days after all approvals required hereby have been received and all applicable waiting periods have expired, or on such later day as the parties may agree (i) at the offices of Michael Best & Friedrich in Milwaukee, Wisconsin or, (ii) if the parties mutually agree, remotely through electronic or facsimile transmissions. In the event the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of any party under this Agreement and the Plan of Merger is not met on that date, the other parties to this Agreement may postpone the Closing to any designated subsequent business day by giving the nonperforming party to this Agreement notice of the postponed date. At the Closing, the parties will exchange the certificates, opinions and other documents called for herein. Subject to the terms and conditions hereof, consummation of the Merger in the manner described herein shall be accomplished as soon as practicable after the exchange of the documents at the Closing has been completed.
     Section 12.2 Articles of Merger. Subject to the provisions of this Agreement, at Closing, as herein defined, the Articles of Merger shall be signed, verified and affirmed as required by the WBCL and duly filed with the DFI.
     Section 12.3 Further Acts. Each of the parties (a) shall perform such further acts and execute such further documents as may be reasonably required to effect the Merger (including, without limitation, the certification, execution, acknowledgement and filing of the Plan of Merger) and to effect the Bank Merger, and (b) shall use all best efforts to satisfy or obtain the satisfaction of the conditions set forth in Articles VII, VIII and IX hereof.
     Section 12.4 Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement and the Plan of Merger shall be in writing and shall be deemed to have been duly delivered or given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a)      if to the Company, to:
Charles S. Bullock
President, CEO
S&C Banco, Inc.
1443 S. Knowles Avenue, P. O. Box 375
New Richmond, Wisconsin 54017-0375
with a copy to:
Karen Grandstrand, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402-1425
(b)      and if to Acquiror to:
Mark D. Timmerman
Executive Vice-President
Anchor BanCorp Wisconsin, Inc.
25 Main Street
Madison, Wisconsin 53703
with a copy to:
W. Charles Jackson
Michael Best & Friedrich, LLP
100 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
or to such other person or address as a party hereto shall specify hereunder.
     Section 12.5 Nonsurvival of Representations and Warranties. All representations, warranties and agreements in this Agreement or in any instrument delivered by the Company or the Acquiror pursuant to or in connection with this Agreement shall expire at the Effective Time, except that the agreements of the parties which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time, shall be enforceable only by the parties hereto, but shall not create any third party beneficiary rights except with respect to the obligations of the Acquiror set forth in Section 5.5. No expiration of a representation or warranty shall prevent or bar either party from pursuing a claim based upon fraud or willful misrepresentation.
     Section 12.6 Entire Agreement. This Agreement (including the Acquiror and Company Disclosure Schedules attached hereto and as subsequently may be amended pursuant to the terms hereof), the Plan of Merger and the Bank Merger constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, supersede any and all prior agreements and understandings relating to the subject matter hereof and thereof and may not be modified, amended or terminated except in writing signed by each of the parties hereto.
     Section 12.7 Governing Law. This Agreement, the Plan of Merger and the Bank Merger Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin as such laws are applied to contracts entered into to be performed entirely within Wisconsin.
     Section 12.8 Binding Effect and Parties in Interest. This Agreement and the Plan of Merger may not be assigned by any party hereto without the written consent of the other parties. This Agreement and the Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement and the Plan of Merger otherwise than as specifically provided herein.
     Section 12.9 Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and are not intended to be, and should not be construed as, a part of this Agreement or the Plan of Merger.
     Section 12.10 Relief Due to Breach.
     (a) Notwithstanding anything in this Agreement to the contrary and except as provided below, the Company and its Subsidiaries and Acquiror and its Subsidiaries agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the Acquiror and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     (b) If this Agreement is terminated by reason of a willful breach by the Company, then the Company shall be liable to the Acquiror for all actual damages suffered by the Acquiror arising from such willful breach.
     (c) If this Agreement is terminated by reason of a willful breach by Acquiror, then Acquiror shall be liable to the Company for all actual damages suffered by the Company arising from such willful breach.
     Section 12.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 12.12 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Acquiror nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other written statement for general circulation with respect to the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld.
     Section 12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.
     Section 12.14 Attorney-Client Privilege. After the Effective Time, neither Acquiror nor Acquiror-Bank shall, without the prior written consent of Company Shareholders, waive or fail to assert attorney-client privilege relating to Company or Company Bank with respect to representation matters occurring prior to the Closing. No waiver of the attorney-client privilege is intended or effected by the transactions contemplated by this Agreement. Acquiror agrees to preserve the attorney-client privilege of Company and Company-Bank existing as of the Closing and to notify Shareholders of any demand, requirement or desire to disclose information prior to having received Shareholders’ written consent. In addition, from and after the Closing, the attorney-client privilege with respect to all matters in any way relating to the negotiation and entering into this Agreement, which would otherwise run to Company or Company-Bank, shall run to and be controlled by the Shareholders.
SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANCHOR BANCORP WISCONSIN, INC.

Dated: ___, 2007	By:

Mark D. Timmerman
Executive Vice-President

Attest:

S&C BANCO, INC.

Dated: ___, 2007	By:

Charles S. Bullock
President & CEO

Attest:

Company Disclosure Schedule

Section 2.1(c)	Listing of Subsidiaries

Section 2.5	Consents

Section 2.7	Environmental Matters

Section 2.8	Contracts and Agreements

Section 2.11(b)	Financial Statements Exception

Section 2.12	Disclosure of Certain Changes or Events

Section 2.13	Litigation Disclosure

Section 2.14(a)	Disclosure of Benefit Plans

Section 2.14(b)	Disclosure of Severance, Separation, Termination Benefits

Section 2.14(c)	Disclosure of Any Non-Compliance of Company Plans with Applicable Law

Section 2.14(d)	Disclosure of Adverse Effect Upon Favorable Determination Letter

Section 2.14(e)	Disclosure of Prohibited Transactions

Section 2.14(h)	Disclosure of Employment Contracts

Section 2.15	Disclosure of Tax Issues

Section 2.16	Identification of Real Property Owned, Controlled, or Leased

Section 2.17	Disclosure of Broker/Financial Advisor

Section 2.19	Disclosure of Liabilities or Obligations Reflected on Company Financial Statements.

Section 2.20	List of Shareholders of Company

Section 2.22	Claims or Offsets Relating to Loans.

Section 2.23	Listing of Loans in Excess of $250,000

Section 2.24	Listing of Mortgage-Backed and Related Securities Held for Sale or Investment.

Section 2.27	Disclosure of Insider Interests

Section 2.29	Listing of Insurance Policies and Bonds

Acquiror Disclosure Schedule

Section 3.5	Disclosure of Possible Violations Arising from Execution of Agreement

Section 3.6	Disclosure of Any Additional Consents or Approvals Required

Section 3.7	Litigation Disclosure

Section 3.8	Disclosure of Environmental Issues

Schedule 3.5
No Violation by Entry Into Agreement
NONE

Schedule 3.6
Consents and Approvals
NONE

Schedule 3.7
Litigation Challenging Transaction
NONE

Schedule 3.8
Compliance With Environmental Laws
NONE

Exhibit 4.9
Voting Agreements

Charles S. Bullock
W.T. Doar, Jr.
Kathleen Doar	1617 W. 25th Street, Minneapolis, MN. 55405	17,782
Michael Doar	2219 Clinton Place, Rockford, IL. 61103	6,591
Mary Gael Doar	45 Halliwell Drive, Stamford, CT 06902	7,871
Robert L. Doar	198 Tripp Road, Millerton, NY 12546	6,591
Thomas Doar III	73 Indian Hill Road, Winnetka, IL. 60093	17,672
John Burke Doar	9 Walbridge Road, West Hartford, CT 06119	8,876
Charles Pedretti
Patrick J. Doar	P. O. Box 69, New Richmond, WI. 54017	17,597
John Doar	217 Broadway, Suite 707, New York, NY 10007	24,303

		107,283

Exhibit 6.8
Best Reasonable Efforts Towards Continued Employment or Non-Competition Agreements

Exhibit 6.9
Retention and Severance Payment Plan